Exhibit 10.2

EMPLOYMENT AGREEMENT

This Agreement, effective this 5th day of September, 2008 (the “Effective Date”), by and between Phase Forward Incorporated, a Delaware corporation having offices at 880 Winter Street, Waltham, Massachusetts 02451 (“Phase Forward”), and [Employee] residing at                                                                          (“Employee”).

WHEREAS, Phase Forward has concurrently herewith consummated the acquisition (the “Transaction”) of Clarix LLC (the “Acquired Company”) pursuant to the terms and conditions of the Unit Purchase Agreement dated the date hereof by and among the Acquired Company, the Selling Interest Holders named therein and Phase Forward (the “UPA”);

WHEREAS, Phase Forward and Employee desire that Employee be employed by Phase Forward (either directly or through the Acquired Company) pursuant to the terms and conditions of this Agreement; and

WHEREAS, Employee’s position requires that he be trusted with extensive confidential information and trade secrets of Phase Forward and that he develop a thorough and comprehensive knowledge of all details of Phase Forward’s business, including, but not limited to, information relating to research, development, inventions, purchasing, accounting, marketing, distribution and licensing of Phase Forward’s products and services;

NOW, THEREFORE, in consideration of the promises and of the mutual covenants herein contained, the parties hereto hereby agree as follows:

1.     Position and Responsibilities.  Phase Forward hereby employs Employee on a full-time basis, to serve as                                 , reporting to                                       . Employee hereby accepts said employment.  Employee acknowledges that his title, role and reporting relationships may be changed by Phase Forward during the course of his employment in Phase Forward’s discretion.  Employee agrees to devote Employee’s full business time, best efforts and business judgment, skill and knowledge to the advancement of Phase Forward’s interests and to the discharge of Employee’s duties and responsibilities under this Agreement.

Employee acknowledges the need to follow Phase Forward policies and procedures applicable to the Acquired Company employees.  Employee acknowledges the receipt and review of such policies.

2.     Employment Period.  The employment period under this Agreement will commence on the Effective Date and will continue for a period of three (3) years from and after the Effective Date, unless otherwise terminated pursuant to the termination provisions set forth herein.  At the expiration of such three-year period, except for any provision of this Agreement which expressly survives termination or expiration of this Agreement, Employee’s employment relationship with Phase Forward will be on an “at will” basis, which means that Phase Forward and Employee will be free to terminate the relationship at any time and for any or no reason.  Under no circumstances will this Agreement be deemed to govern Employee’s employment relationship with Phase Forward beyond such three-year period.

3.     Compensation and Benefits.

3.1               Salary.  Starting on the Effective Date, Phase Forward will pay Employee at the rate of $                 per year (“Base Salary”).  The Base Salary will be payable in accordance with the customary payroll practices of Phase Forward as may be established or modified from time to time. Following this period, Phase Forward will review, on an annual basis, Employee’s performance based upon criteria determined by Phase Forward’s management and Phase Forward may increase (but not decrease) Employee’s Base Salary in its sole discretion based on such review.

3.2               Incentive Plans.  Starting in 2010, the Company may, in its sole discretion, provide the Employee with the opportunity to participate in bonus or incentive plans from time to time adopted by Phase Forward and in effect for employees of Phase Forward in similar positions.  Employee’s participation will be subject to (a) the terms of the applicable plan documents, (b) generally applicable Phase Forward policies, and (c) the discretion of management, the Board or any administrative or other committee provided for in, or contemplated by, such plan.

3.3               Restricted Stock Units.  Upon execution of this Agreement by Phase Forward, Phase Forward will issue to Employee restricted stock units under the Restricted Stock Unit Award Agreement attached hereto as Exhibit A (the “RSU Agreement”).

3.4               Benefits.  During Employee’s employment, and subject to any contribution generally required of employees of Phase Forward, Employee will be eligible to participate in all employee health and benefits plans from time to time adopted by Phase Forward and in effect for employees of Phase Forward in similar positions.  Employee’s participation will be subject to (a) the terms of the applicable plan documents, (b) generally applicable Phase Forward policies, and (c) the discretion of the Board or any administrative or other committee provided for in, or contemplated by, such plan.

Phase Forward’s current plans and policies will govern all other benefits, unless Phase Forward notifies you that any of the Acquired Company’s policies or benefits will govern any benefits.  Phase Forward and/or the Board of Directors may alter, modify, add to, or delete its employee benefits plans and policies at any time as Phase Forward and/or the Board of Directors, each in its sole judgment, determines to be appropriate.

3.5               Taxes; Exclusivity.  Phase Forward will make deductions, withholdings and tax reports with respect to payments under this Agreement to the extent that it reasonably and in good faith believes that it is required to make such deductions, withholdings and tax reports.  Payments under this Agreement will be in amounts net of any such deductions or withholdings.  Nothing in this Agreement will be construed to require Phase Forward to make any payments to compensate Employee for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment.  Employee will not be entitled to any payments other than those provided under this Agreement.

3.6               Vehicle.  From and after the Effective Date, Phase Forward agrees to make all lease payments under that certain Motor Vehicle Lease Agreement, between Devon Hill Motors and Clarix LLC, dated               .

3.7               [Green Card.  Phase Forward agrees continue to sponsor Employee’s application for United States lawful permanent residence (i.e. “green card”).]

4.     Termination.  Employee or Phase Forward may terminate Employee’s employment relationship at any time, with or without notice, for any or no reason, subject to the provisions of Section 5.

5.     Effect of Termination.  The provisions of this Section 5 will apply in the event of termination of this Agreement and/or Employee’s employment.

5.1               Termination by Phase Forward without Cause or Resignation for Good Reason.

5.1.1        Severance Payment; Base Salary and Accrued Vacation.  If (a) Employee terminates the employment relationship as a result of a Resignation for Good Reason (as hereinafter defined), or (b) Phase Forward terminates the employment relationship at any time without Cause (as hereinafter defined), then Employee will be entitled to receive a payment equal to 50% (i.e., six (6) months) of Employee’s Base Salary, at the highest annualized rate in effect during the one-year period immediately prior to the Termination Date payable in installments on a semi-monthly basis beginning within 30 days after the Termination Date.  In addition, Phase Forward will pay Employee for any Base Salary earned but unpaid through the date of termination and any accrued but unused vacation time through the date of termination in a lump sum payment within thirty (30) days following the Termination Date (subject to the expiration of any applicable revocation period required by law).

5.1.2        Benefits Continuation.  If Employee’s employment is terminated under the circumstances described in Section 5.1.1 and in the event Employee elects after the Termination Date to continue health, vision and/or dental coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), Phase Forward will pay, on a monthly basis, Employee’s monthly COBRA payments for each such coverage elected by Employee for Employee and his or her eligible dependents, if applicable, until the earliest of the following dates to occur with respect to each such elected coverage:  (a) the sixth month anniversary of the Termination Date; (b) the date upon which Employee becomes covered under a comparable group plan for such applicable coverage; or (c) the date upon which Employee ceases to be eligible for COBRA continuation for such applicable coverage.

5.1.3        Conditions of Severance Benefits.  Employee shall receive the severance benefits described in Sections 5.1.1 and 5.1.2 only if Employee:  (a) executes a separation agreement, which includes a general mutual release, in a form and of a scope reasonably acceptable to Phase Forward within 30 days after the Termination Date and the seven-day revocation period for such release has expired; (b) returns all property, equipment, confidential information and documentation of Phase Forward within 30 days after the Termination Date; and (c) has complied and continues to comply in all material respects with any noncompetition, inventions and/or nondisclosure obligations that Employee may owe to Phase Forward, whether pursuant to an agreement or applicable law.  In the event that Employee has breached any obligations described in the foregoing clause (c) of this Section 5.1.3, then (x) the severance benefits described in Sections 5.1.1 and 5.1.2 shall terminate and Employee shall no longer be entitled to them; (y) Employee shall promptly repay to Phase Forward any severance-related payments made to or on behalf of Employee under Sections 5.1.1 and 5.1.2; and (z) all options, awards and purchase rights held by Employee shall no longer be exercisable as of the date of Employee’s breach.  Such termination and repayment of severance benefits and cessation of the right to exercise shall be in addition to, and not in lieu of, any and all available legal and equitable remedies, including injunctive relief.

5.2               Termination by Phase Forward for Cause or Resignation by Employee other than a Resignation for Good Reason.

5.2.1        Base Salary and Accrued Vacation.  If (a) Employee terminates the employment relationship at any time other than a Resignation for Good Reason, or (b) Phase Forward terminates the employment relationship at any time for Cause, then Phase Forward will have no further obligation or liability to Employee under this Agreement, other than to pay Employee for any Base Salary earned but unpaid through the date of termination and any accrued but unused vacation time through the date of termination.

5.2.2        Termination of Benefits.  Except for any right of continuation of benefits coverage to the extent provided by this Agreement and/or COBRA or other applicable law, benefits will terminate pursuant to the terms of the applicable benefit plans as of the Termination Date of Employee’s employment under the circumstances described in Section 5.2.1.

5.3               Exclusive Remedy.  Except as expressly set forth herein or otherwise required by law, Employee shall not be entitled to any compensation, benefits, or other payments as a result of or in connection with the termination or resignation of Employee’s employment at any time, for any reason.  The payments and benefits set forth in Section 5 shall constitute liquidated damages and shall be Employee’s sole and exclusive remedy for any claims, causes of action or demands arising under or in connection with this Agreement or its alleged breach or the termination or resignation of Employee’s employment relationship.

5.4               Definitions.

5.4.1        For purposes of this Agreement, “Cause” means any one or more of the following:  (a) Employee’s willful failure or refusal (except due to Disability (as hereinafter defined) or a condition reasonably likely to be deemed a Disability with the passage of time) to perform substantially his duties on behalf of Phase Forward for a period of thirty (30) days after receiving written notice identifying in reasonable detail the nature of such failure or refusal; (b) Employee’s conviction of, entry of a plea of guilty or nolo contendere to, or admission of guilt in connection with a felony; (c) disloyalty, willful misconduct or breach of fiduciary duty by Employee which causes material harm to Phase Forward; or (d) Employee’s willful violation of any confidentiality, development or non-competition agreement which causes material harm to Phase Forward.

5.4.2        For purposes of this Agreement, “Disability” means any physical or mental disability that renders Employee unable to perform his essential job responsibilities for a cumulative period of 180 days in any twelve-month period, where such disability cannot be reasonably accommodated absent undue hardship.

5.4.3        For purposes of this Agreement, “Resignation for Good Reason” will occur upon the receipt by Phase Forward of Employee’s notice specified below, if any of the following “Events” occur without Employee’s prior written consent during the three-year period beginning on the Effective Date:  (a) the substantial reduction of Employee’s base salary, in effect immediately following the Effective Date, (b) a material change in the geographic location at which the Employee provides services to Phase Forward in effect immediately prior to the Effective Date or (c) the failure of any successor to, or assignee, of Phase Forward to assume the duties and obligations of Phase Forward under this Agreement pursuant to Section 8.1 hereof; and within thirty (30) days after any such Event, Employee provides written notice to Phase Forward describing with reasonable specificity the Event and stating his intention to resign from employment due to such Event upon which notice, Phase Forward shall have 30 days to cure such Event and if Phase Forward fails to cure such Event, the Employee resigns within 30 days thereafter.  Under no circumstances shall receipt and/or acceptance of the foregoing notice be deemed Phase Forward’s acknowledgement that any such Event has occurred.

5.4.4        For purposes of this Agreement, “Termination Date” means Employee’s last date of employment with Phase Forward.

5.4.5        Section 409A.

(a)           Anything in this Agreement to the contrary notwithstanding, if at the time of the Employee’s separation from service within the meaning of Section 409A of the Code, Phase Forward determines that the Employee is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Employee becomes entitled to under this Agreement would be considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the Employee’s separation from service, or (B) the Employee’s death.  If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.

(b)           The parties intend that this Agreement will be administered in accordance with Section 409A of the Code.  To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code.  The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

(c)           The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).

(d)           Phase Forward makes no representation or warranty and shall have no liability to the Employee or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

6.     Noncompetition and Related Matters.

6.1               Employee Agreement.  As a condition of employment with Phase Forward and under this Agreement, whether in the position contemplated by this Agreement or any other position held by Employee during the term of employment, Employee will execute, prior to the execution of this Agreement by Phase Forward, the agreement attached hereto as Exhibit B related to confidentiality, intellectual property ownership and non-competition (the “Employee Agreement”). The obligations of Employee under the Employee Agreement expressly survive (a) any termination of Employee’s employment to the extent provided in the Employee Agreement, regardless of the manner of such termination, or termination of this Agreement and (b) any change in Employee’s position, role, compensation or responsibilities.

Employee hereby acknowledges that (a) as a holder of membership interests of the Acquired Company he will derive financial benefit from the Transaction, (b) Employee’s willingness to sign the agreement attached hereto as Exhibit B is intended to induce Phase Forward to enter into the UPA and consummate the transactions contemplated thereby, and (c) the agreements, covenants and restrictions contained in Exhibit B are reasonable in light of Phase Forward’s need to protect its business, including the business of the Acquired Company.

6.2               Equitable Relief.  Employee agrees that any breach of the noncompetition provisions set forth in the Employee Agreement by Employee will cause irreparable damage to Phase Forward and that in the event of such breach Phase Forward will have, in addition to any and all remedies of law, the right to an injunction, specific performance or other equitable relief to prevent Employee’s violation of Employee’s obligations thereunder.

7.     Conflicting Agreements.  Employee hereby warrants that the execution of this Agreement and the performance of his obligations hereunder will not breach or be in conflict with any other agreement to which or by which Employee is a party or is bound and that Employee is not now subject to and will not enter into any agreement, including, without limitation, any covenants against competition or similar covenants that would affect the performance of his obligations hereunder.

8.     Miscellaneous.

8.1               Assignment.  Employee will not assign this Agreement or any interest herein.  Phase Forward may assign this Agreement, and it is specifically understood and agreed that no such assignment by Phase Forward will be deemed to be a “termination” of Employee’s employment with Phase Forward within the meaning of Section 4 hereof.  This Agreement will inure to the benefit of Phase Forward’s successors and assigns and will be binding upon Phase Forward’s successors and assigns and upon Employee and his executors, administrators and heirs.

8.2               Severability.  If any portion or provision of this Agreement will to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the application of such provision in such circumstances will be modified to permit its enforcement to the maximum extent permitted by law, and both the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable and the remainder of this Agreement will not be affected thereby, and each portion and provision of this Agreement will be valid and enforceable to the fullest extent permitted by law.

8.3               Waiver; Amendment.  No waiver of any provision hereof will be effective unless made in writing and signed by the waiving party.  The failure of Phase Forward to require the performance of any term or obligation of this Agreement, or the waiver by Phase Forward of any breach of this Agreement, will not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.  This Agreement may be amended or modified only by a written instrument signed by Employee and a person authorized by the Board of Directors of Phase Forward.

8.4               Notices.  All notices, requests and other communications provided for by this Agreement will be in writing and will be effective when delivered in person or three (3) business days after being deposited in the mail of the United States, postage prepaid, registered or certified, and addressed (a) in the case of Employee, to the address set forth underneath his signature to this Agreement or (b) in the case of Phase Forward, to the attention of its General Counsel and/or to such other address as either party may specify by notice to the other.

8.5               Entire Agreement.  This Agreement and the agreements identified as exhibits hereto constitute the entire agreement between Phase Forward and Employee with respect to the terms and conditions of Employee’s employment with Phase Forward or the Acquired Company and supersede all prior communications, agreements and understandings, written or oral, between Employee and Phase Forward or the Acquired Company with respect to the terms and conditions of Employee’s employment with Phase Forward.

8.6               Counterparts.  This Agreement may be executed in counterparts, each of which will be original and all of which together will constitute one and the same instrument.

8.7               Governing Law.  This Agreement, the employment relationship contemplated herein and any claim arising from such relationship, whether or not arising under this Agreement, will be governed by and construed in accordance with the internal laws of the Commonwealth of Massachusetts without giving effect to any choice or conflict of laws provision or rule thereof.

8.8               Consent to Jurisdiction.  Each of Phase Forward and Employee, by its or his execution hereof, hereby irrevocably submits to the exclusive jurisdiction of the state or federal courts of the Commonwealth of Massachusetts for the purpose of any claim or action arising out of or based upon this Agreement, Employee’s employment with Phase Forward and/or termination thereof, or relating to the subject matter hereof, and agrees not to commence any such claim or action other than in the above-named courts.

8.9               Survival.  The provisions of Section 6, Section 8 (to the extent applicable), the RSU Agreement and the Employee Agreement will survive the termination of this Agreement, in each case to the extent not satisfied as of the Termination Date.

IN WITNESS WHEREOF, this Employment Agreement has been executed by Phase Forward, by its duly authorized representative, and by Employee, as of the date first above written.

PHASE FORWARD INCORPORATED

BY:
Name:
Title:

EMPLOYEE